Exhibit 99.1

February 28, 2017

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Attn:	Ms. Jill Davis

Re:	BeyondSpring Inc.
Registration Statement on Form F-1
File No. 333-214610

Ladies and Gentlemen:

The undersigned, BeyondSpring Inc. (the “Company”), is filing this Exhibit 99.1 to the Company’s Registration Statement on Form F-1 (File No. 333-214610) (the “Registration Statement”) pursuant to Instruction 2 to Item 8.A.4 of Form 20-F in accordance with a letter received from the staff of the Securities and Exchange Commission dated February 9, 2017. The Company represents to the Commission that:

1. The Company is not currently a public company in any other jurisdiction.

2. The Company is not required by any jurisdiction outside the United States, including the Cayman Islands (its jurisdiction of incorporation), to have audited financial statements as of a date not older than 12 months from the date of filing a Registration Statement.

3. Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4. The Company does not anticipate that its audited financial statements for the year ended December 31, 2016 will be available until March 2017.

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

Very truly yours,

BeyondSpring Inc.

By:	/s/ Lan Huang
Lan Huang
Chief Executive Officer